UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — January 28, 2008

Palace Entertainment Holdings, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	20-4503577
(State of incorporation)	(I.R.S. Employer Identification No.)

4590 MacArthur Boulevard, Suite 400
Newport Beach, California 92660	(949) 797-9700
(Address of Principal Executive Offices, including Zip Code)	(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2008, Registrant Palace Entertainment Holdings, Inc. and its wholly-owned subsidiary, Festival Fun Parks, LLC (the “Companies”), appointed Russell D. Owens to the position of Chief Financial Officer for the Companies and their subsidiary entities.  Mr. Owens began his career with the Companies when Festival acquired the Alfa Smart Parks Group in the summer of 2002 as the then General Manager of Raging Waters San Dimas.  From the date of that acquisition through December 2003, he served as the Director of Acquisitions for Festival and its then parent.

From January 2004 through March 2006, Mr. Owens served as the Director of Finance for Festival and its then parent; and from April 2006 to the present, he has served as the Executive Director of Finance for the Companies.

In connection with this appointment, Mr. Owens’s salary has been increased to $190,000 per year, and he is entitled to the same bonus opportunities and fringe benefits as other similarly-compensated executives of the Companies.  Mr. Owens does not currently have a written employment agreement.

Mr. Owens is replacing Cynthia P. Kellogg, who, as previously announced, provided notice of resignation to the Companies pursuant to the terms of her Employment Agreement.  Ms. Kellogg plans to remain with the Companies and assist in the transition process until approximately the second or third week of February.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALACE ENTERTAINMENT HOLDINGS, INC.

/s/ Todd R. Wulffson
By: Todd R. Wulffson
Its: General Counsel and Secretary

Dated: January 30, 2008